Exhibit 99.1

Tivic Reports Second Quarter 2025 Financial Results

Company advances its TLR5 agonist program and prepares to report VNS clinical data

FREMONT, Calif. – August 14, 2025 – Tivic Health® Systems, Inc. a diversified immunotherapeutics company, today announced financial results for the second quarter and six months ended June 30, 2025.

“We have established a strong foundation for Tivic’s strategic transformation with our expansion into biopharmaceuticals, making us unique in treating disease by addressing both the body’s biochemical and bioelectronic systems,” stated Tivic CEO Jennifer Ernst.

"To maximize our focus on the compelling, late-stage clinical pipeline, we have increasingly shifted resources away from consumer healthtech and are now planning to exit the ClearUP business by the end of this year," continued Ernst. "I look forward to advancing the commercialization of these life-saving therapies, supporting our strategy to increase shareholder value through this transformation."

Corporate Highlights from the Second Quarter and Subsequent Weeks, included:

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Securing positive interest in potential military and defense applications for drug candidate Entolimod™ to treat ARS during briefings with the White House and U.S. Food & Drug Administration (FDA) officials.
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Extending the worldwide license of Entolimod™ to include the treatment of neutropenia, a condition that reduces the body’s ability to combat infections and has a wide range of causes - from genetics to cancer treatments and age.
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Entering into a GMP manufacturing validation agreement with Scorpius Biomanufacturing, Inc. as part of preparing for the FDA biologics license application process.
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Completing all study visits in the Optimization Study for its patent-pending, non-invasive cervical vagus nerve stimulation (ncVNS) device.
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Raising $1.4 million from the first and second tranche of a preferred equity purchase agreement that provides for up to $8.4 million in total financing.
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Entering into a $25 million equity line of credit that generated net proceeds of $547,000.
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Receiving shareholder approval of key measures in support of Tivic transformation strategy.
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Expanding biopharmaceutical team with regulatory, clinical and business development staff.
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Naming Lisa Wolf as CFO following her nine-month tenure as interim CFO.

Financial Performance:

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Revenue (net of returns) for the three and six months ended June 30, 2025 totaled $86,000 and $156,000, respectively, compared with $140,000 and $474,000 for 2024. The decreases are due to lower unit sales of ClearUP™ to treat sinus pain and pressure. The lower sales are attributable to decreases in advertising expenses as the company focused resources on accelerating its TLR5 program for the development of Entolimod™ for ARS.
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Gross profit in the three and six months ended June 30, 2025 was $54,000 and $104,000, respectively, compared to $30,000 and $197,000 in 2024.
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Gross margin was 67% in the six months ended June 30, 2025, compared to 42% in 2024.
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Operating expenses in the three and six months ended June 30, 2025 was $2.0 million and $3.5 million, respectively, compared to $1.3 million and $3.0 million in 2024. The increases were primarily due to the addition of the biopharma programs in February 2025.
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Net loss of $1.9 million for the three months ended June 30, 2025, compared to $1.3 million in the second quarter of 2024. Net loss of $3.4 million for the first half of 2025, compared to $2.7 million for the first half of 2024.
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At June 30, 2025, cash and cash equivalents totaled $1.2 million, compared with $2.0 million, at December 31, 2024. Subsequent to quarter’s end, the Company raised a total of $0.9 million through utilization of its equity line of credit and the sale of Series B Preferred Stock pursuant to its preferred equity purchase agreement. The company has no debt on its balance sheet.
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Approximately $7.0 million remains available as a committed investment in Tivic through a preferred equity purchase agreement. The company believes the current and committed funding is sufficient to make meaningful progress toward manufacturing validation for Entolimod.

Conference Call and Webcast Information

Management will host a webcast/conference call today, Thursday, August 14, at 1:30 p.m. PT / 4:30 p.m. ET to discuss the company’s second quarter 2025 financial results and provide a business update.

Teleconference Details:

Toll Free: 877-545-0523
International: 973-528-0016
Participant Access Code: 793820

Webcast Link

https://www.webcaster4.com/Webcast/Page/2865/52776

An audio replay of the call will be available for the next 90 days from the investor page on the Tivic Health website at https://tivichealth.com/investor/.

About Tivic

Tivic’s dual platform utilizes the body’s biopharmaceutical and bioelectronic systems to treat unmet medical needs through targeting the immune system.

Tivic’s biologics compounds activate an innate immune pathway to prevent cell death in the bone marrow and epithelial tissues across systems impacted by radiation and age. The company's lead drug candidate, Entolimod™ for acute radiation syndrome, is a novel TLR5 agonist that has been granted Fast Track designation and is in late stage development.

Tivic’s bioelectronic program is developing a novel, non-invasive medical device designed to target the neural pathways implicated in many prevalent and debilitating diseases. Early trials show promising signals that Tivic’s approach may regulate specific biologic responses, and the company believes its early-stage vagus nerve stimulation device has the potential to deliver clinical outcomes similar to or better than those of surgically implanted devices. To learn more about Tivic, visit: https://ir.tivichealth.com

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of interactions with and guidance from the FDA and other regulatory authorities; changes to the company’s relationship with the its partners; the failure to obtain FDA or similar clearances or approvals and noncompliance with FDA or similar regulations; the company’s future development of its ncVNS treatment, Entolimod and Entolasta; changes to the company’s business strategy; timing and success of clinical trials and study results; regulatory requirements and pathways for approval; consummation of any strategic transactions; the company’s need for, and ability to secure when needed, additional working capital; the company’s ability to maintain its Nasdaq listing; and changes in tariffs, inflation, legal, regulatory, political and economic risks. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors," as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,184	$2,002
Other current assets	658	637
TOTAL CURRENT ASSETS	1,842	2,639
PROPERTY AND EQUIPMENT, NET	120	119
NONCURRENT ASSETS	2,546	49
TOTAL ASSETS	$4,508	$2,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$821	$272
TOTAL CURRENT LIABILITIES	821	272
TOTAL LONG-TERM LIABILITIES	—	—
STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	1	1
Additional paid in capital	50,661	46,075
Accumulated deficit	(46,975)	(43,541)
TOTAL STOCKHOLDERS' EQUITY	3,687	2,535
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,508	$2,807

Tivic Health Systems, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES	$86	$140	$156	$474
COST OF SALES	32	110	52	277
GROSS PROFIT	54	30	104	197
OPERATING EXPENSES
Research and development	655	302	990	558
Sales and marketing	426	207	605	712
General and administrative	907	787	1,949	1,674
TOTAL OPERATING EXPENSES	1,988	1,296	3,544	2,944
NET OPERATING LOSS	(1,934)	(1,266)	(3,440)	(2,747)
OTHER INCOME, NET	3	0	7	0
NET LOSS	$(1,931)	$(1,266)	$(3,433)	$(2,747)
NET LOSS PER SHARE - BASIC AND DILUTED	$(2.19)	$(5.37)	$(4.64)	$(17.05)
WEIGHTED-AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	881,294	235,868	739,618	161,103